Exhibit 10.4

DATED 8 September 2017

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

(1)        OXFORD UNIVERSITY INNOVATION LIMITED

and

(2)         VACCITECH LIMITED

LICENCE OF TECHNOLOGY
(OUI PROJECT Nos. [***])

THIS AGREEMENT is made on	8 September 2017

BETWEEN:

(1)	OXFORD UNIVERSITY INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“OUI”); and

(2)	VACCITECH LIMITED (Company No. 9973585) whose registered office is at King Charles House, Park End Street, Oxford, Oxfordshire, OX1 1JD (the “Licensee”).

BACKGROUND:

(A)	The Licensed Technology is connected with OUI Projects [***] “Hepatitis B vaccine”, [***] “Human Papilloma Virus vaccine”, [***] “CD74 as Molecular Adjuvant”, [***] “Adenovirus vaccine vector (‘ChAdOx1’)” and [***] “ChAdOx2 - simian adenovirus vector”.

(B)	The Licensee wishes to acquire a licence to the Licensed Technology in order to develop products in the area of therapeutic vaccines and OUI is willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant of Licence

2.1	In consideration of the payments required to be made under this agreement by the Licensee, OUI grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, import, use and have used and Market the Licensed Product subject to the terms and conditions of this agreement. Subject to clause 4, the Licence in respect of:

2.1.1	the Licensed Intellectual Property is :

(a)	in relation to Applications 1 and 2 exclusive in all fields;

(b)	in relation to Application 3 non-exclusive in the field of Hepatitis B therapy;

(c)	in relation to Application 4 exclusive in the fields of Human Papilloma Virus associated diseases and Hepatitis B therapy;

(d)	in relation to Application 5 exclusive in the field of Hepatitis B therapy; and

2.1.2	the Licensed Know-how is non-exclusive in all fields.

2.2	As soon as is reasonably possible after the date of this agreement (and in any event within [***] of the date of this agreement), OUI will, at OUI’s cost, supply the Licensee with the Documents. OUI shall, for a period of [***] from the date of this agreement, continue to provide the Licensee with such documents and materials as embody the Licensed Know-How generated during that period.

2.3	The Licensee may grant sub-licences with the prior written consent of OUI, such consent not to be unreasonably withheld, conditioned or delayed, provided that:

(a)	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to OUI under this agreement, except the financial terms hereof or where it is not legally possible to include such obligations in the sub-licence;

(b)	the nature of the proposed sub-licensee is not likely in OUI’s reasonable opinion to have any detrimental impact on the reputation of either OUI or of the University;

(c)	the sub-licensee has sufficient financial resources to develop and Market the Licensed Product (it being acknowledged and agreed that if the sub-licensee is a publicly-listed company with a market capitalisation equal to or in excess of [***] it will be considered to have sufficient financial resources to develop and Market the Licensed Product);

(d)	as soon as reasonably practicable following the grant of each sub-licence, the Licensee provides a certified copy of that sub-licence to OUI, such copy to be Confidential Information of the Licensee which may be redacted to the extent any information in such sub-licence does not relate to the Licensed Technology, OUI and/or this agreement;

(e)	the sub-licensee enters into a Deed of Covenant with the Licensor in the form set out in Schedule 5;

(f)	OUI will be deemed to have consented to a sub-licence within [***] of receipt of such written request by the Licensee to grant a sub-licence, provided it has not refused consent or requested reasonable further time or information to consider the request within such [***] period; and

(g)	no sub-licence will carry any right to sub-sub-license.

2.4	Notwithstanding clause 2.3, no prior written consent from OUI will be required for sublicences if:

(a)	the sub-licensee or an Affiliate of the sub-licensee, at the time of entering into a new sub-licence, is already a licensee or a sub-licensee of the Licensee in respect of all or part of the Licensed Technology; or

(b)	the sub-licensee Is a subsidiary or an Affiliate of the Licensee;

provided always that the sub-licence complies with provisions (a), (d) and (e) of clause 2.3.

2.5	A decision by OUI not to give prior written consent under clause 2.3(b) or (c) shall be accompanied by a written description of the reasons for such disapproval, and the parties shall promptly (within [***]) discuss the reasons OUI has given and the Licensee may challenge such reasons.

3.	Improvements

3.1	The Licensed Technology covered by the Licence in clause 2 includes Inventor Improvements. OUI will communicate in writing to the Licensee within a reasonable time, and in any event within [***] of becoming aware of the same, all Inventor Improvements.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in Inventor Improvements belong to OUI.

3.3	The Licensee will communicate in writing to OUI within [***] of intended publication all Licensee Improvements.

3.4	OUI acknowledges and agrees that all Intellectual Property Rights in the Licensee Improvements belong to the Licensee.

4.	Rights re Non-Commercial Use

4.1	The Licensee grants OUI an irrevocable, perpetual, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.2.

4.2	OUI has granted and, in respect of Licensee Improvements, will grant, to the University and those persons who at any time work or have worked on the Licensed Technology a non- transferable, irrevocable, perpetual, royalty-free licence to use and publish the Licensed Technology and the Licensee Improvements for Non-Commercial Use.

4.3	Where the University wishes to submit a publication including Licensee Improvements, OUI shall procure that the University will use all reasonable endeavours to submit such draft publication to the Licensee in writing not less than [***] in advance of the submission for publication. The Licensee may make a written request to the University to delay submission for publication if, in the Licensee’s reasonable opinion, such delay is necessary in order to seek patent or similar protection for the Licensee Improvements. A delay imposed on submission for publication as a result of a written request made by the Licensee shall not last longer than is necessary to seek required protection; and therefore shall not exceed [***] from the date of receipt of the written request to delay submission for publication by the Licensee, although OUI will procure that the University will not unreasonably refuse a request from the Licensee for additional delay in the event that Intellectual Property Rights would otherwise be lost. Notification of the requirement for delay in submission for publication must be received by the University within [***] after the receipt of the notice of intention to publish by the Licensee, failing which the University shall be free to assume that the Licensee has no objection to the proposed publication.

4.4	OUI reserves the right to grant licences for Academic and Research Purposes to encourage basic research for Non-Commercial Use, whether conducted at an academic facility or subcontracted to a corporate facility, but not for the purposes of permitting commercialisation of the Licensed Technology licensed exclusively, or to authorise the development or marketing of products or services that are produced or supplied entirely or partially using the Licensed Technology.

5.	Filing and Maintenance

5.1	The Licensee will pay OUI the Past Patent Costs representing the Licensee’s sole contribution to the patent costs incurred by OUI prior to the parties entering into this agreement, within [***] of receiving an invoice from OUI following execution of this agreement.

5.2	OUI will, in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Applications throughout the duration of this agreement. OUI will give all reasonable consideration to the views of the Licensee and will not unreasonably refuse to prosecute, maintain or renew Applications provided always that the Licensee agrees to bear the costs of such action according to this Clause 5.2. The Licensee will reimburse OUI for all costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by OUI in the prosecution, maintenance and renewal of the Applications (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office (“USPTO”) or any similar proceedings before any patent office challenging the grant or validity of the Applications) within [***] of receiving an invoice from OUI. OUI shall be entitled to make it a condition of any action of OUI under this clause 5.2 that the Licensee provides OUI with sufficient money in advance to cover the costs likely to be incurred in the action.

5.3	Where any of the Applications are prosecuted in the USPTO and the Licensee is a small business concern as defined under the US Small Business Act (15USC632) OUI intends to pay reduced USPTO patent fees under US patent law 35USC 41(h)(1). The Licensee will notify OUI as soon as reasonably possible if it or a sub-licensee ceases to be a small business concern as defined under the US Small Business Act (15USC632) or becomes aware of any other reason why it would not qualify for reduced USPTO patent fees under US patent law 35 USC 41(h)(1).

5.4	The Licensee shall inform OUI not less than [***] in advance of the National Phase filing deadline (noted in Schedule 2) of the territories within the scope of the PCT that it wishes to be covered in the National Phase of the Applications. In the event that the Licensee does not give the required minimum of [***] advance notice OUI shall then be entitled to proceed with filing the Applications at the Licensee’s cost in whichever territories as it may in its sole discretion decide.

5.5	The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than [***] notice to OUI. If the Applications are proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by OUI during the said notice period in respect of the countries being removed.

5.6	In the event that OUI elects to discontinue the prosecution and/or maintenance of any of the Applications, the Licensee shall have the right but not the obligation to take over prosecution and maintenance of the Applications OUI has elected to discontinue.

6.	Infringement

6.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

6.2	The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any Licensed Technology that OUI has licensed exclusively to Licensee under this Agreement subject to any field restriction included in the rights granted in Clause 2.1. The Licensee must discuss any proposed Legal Action with OUI prior to the Legal Action being commenced, and take due account of the legitimate interests of OUI in the Legal Action it takes provided always that the Licensee may act without further consultation if rights in the Licensed Technology would otherwise be prejudiced or lost.

6.3	If the Licensee takes Legal Action under clause 6.2, the Licensee will:

(a)	except where any Legal Action arises directly as a result of a breach by OUI of the warranties in Clause 12.2, indemnify and hold OUI and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from OUI in respect of such costs, claims, demands and liabilities within [***] of receipt; and

(b)	treat any account of profits or damages (including, without limitation, punitive damages) awarded in or paid to the Licensee under any settlement of the Legal Action for any misappropriation or infringement of any rights included in the Licensed Technology as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award or settlement an amount equal to any legal costs incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

(c)	keep OUI regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

6.4	OUI may take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property where:

(a)	the Licensee has notified OUI in writing that it does not intend to take any Legal Action in relation to any misappropriation or infringement of any rights included in the Licensed Technology under clause 6.2;

(b)	if having received professional advice with regard to any Legal Action within [***] of the notification under clause 6.1, and consulted with OUI, the Licensee does not take reasonable steps to act upon an agreed process for dealing with such misappropriation or infringement (which may include, for the avoidance of doubt, seeking a second opinion in respect of such professional advice) within any timescale agreed between OUI and the Licensee and in any event within [***] of notification under clause 6.1, OUI may take such Legal Action at its own cost provided it shall not settle any action without first consulting with the Licensee and taking account of the reasonable observations and requests of the Licensee.

7.	Confidentiality

7.1	Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2	The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality on the same terms as this clause, and giving third party enforcement rights to OUI, before the Licensee makes any disclosure of the Confidential Information. The Licensee may also disclose the Licensed Technology to the extent reasonably required in connection with the conduct of its business including to potential investors, other business associates and professional advisors provided that such persons have agreed in writing to be bound by non-use and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and the Licensee will take action in respect of any breach of such obligations.

7.3	Confidential Information may be exchanged freely between OUI and the University and communications between those two parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement. OUI may also disclose the terms of this agreement and royalty reports and payments made by the Licensee to any third parties that have rights to a revenue share for providing funding in the development of the Licensed Technology provided that such persons have agreed in writing to be bound by nonuse and non-disclosure obligations that are no less strict than those set forth in this agreement or are subject to professional codes of conduct that prevent disclosure of client confidential information and OUI will take action in respect of any breach of such obligations.

7.4	Clause 7.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

(b)	is or becomes publicly known without the fault of the receiving party;

(c)	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

(d)	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party.

7.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation, stock exchange rules, or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information and provided always that, to the extent permitted by law or regulation, the receiving party will give such notice as is reasonably practicable in the circumstances to the disclosing party about the timing and content of such a disclosure.

7.6	If either party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is the other party’s Confidential Information, it will notify and consult with the other party. The other party will respond within [***] after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

8.	Royalties and Other Payments

8.1	OUI will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within [***] of receipt.

8.2	Subject to clause 8.3, the Licensee will pay to OUI a royalty equal to the applicable Royalty Rate on all Net Sales of Licensed Products for the duration of the agreement on the terms set out in clause 10.

8.3	Following expiration or revocation of the last Valid Claim covering a Licensed Product in a country in which the Licensed Product is Marketed and where there is being Marketed and sold by a third party in the normal course of business a product that, directly or indirectly, competes with the Licensed Product, the Step Down Rate (as defined below) shall apply on a country-by-country basis to the applicable Royalty Rate of such Licensed Products. For the purposes of this clause 8.3, the “Step Down Rate” shall be the percentage decrease of (a) [***] compared against (b) [***].

8.4	In the event that the royalties paid to OUI under clause 8.2 does not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clauses 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

8.5	The Licensee will notify OUI as soon as possible after it or any sub-licensee achieves any Milestone, and pay to OUI the Milestone Fee in respect of each Milestone within [***] of the date on which each Milestone is achieved by the Licensee or a sub-licensee.

8.6	The Licensee will pay to OUI a royalty equal to the Fee Income Royalty Rate on any sublicensing fees that the Licensee receives for sublicensing the Licensed Technology with a third party. For the purposes of this clause 8.6, Sublicensing fees shall include upfront fees, milestone payments and other consideration received by the Licensee from such third party but shall exclude:

(a)	royalties paid to the Licensee by a sub-licensee based on net sales of Licensed Products;

(b)	milestone payments paid to the Licensee by a sub-licensee on a Milestone event; and

(c)	any sums received that are to be used to fund research and/or development.

8.7	If the Licensee has to pay royalties to a third party (other than an Affiliate), for the right to make, have made, use or Market a Licensed Product, under a licence of Intellectual Property Rights without which the Licensed Technology cannot lawfully be exploited, then the Licensee will be entitled to deduct from all royalty payments due to OUI in respect of Net Sales of the Licensed Product under clause 8.2 an amount equal to [***] of the royalties actually paid to that third party, up to a maximum amount of [***] of the royalties due to OUI under clause 8.2.

8.8	Where a Licensed Product is sold as part of a combination product or co-packaged product, the Net Sales from the combination product or the co-packaged product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the combination product or the co-packaged product, during the applicable royalty reporting period, by the fraction:

[***]

Where A is the average sale price of the Licensed Product when sold separately in finished form, or if not sold separately, the market price of the Licensed Product if it were sold separately and B is the average sale price of the other product(s) included in the combination product or co-packaged product when sold separately in finished form, or if not sold separately, the aggregate market price of the other product(s) if it were sold separately in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for the Licensed Product and any other product(s) included in the combination product or co-packaged product, then the Net Sales for the purposes of determining royalty payments for a combination product or a co-packaged product shall be referred to an independent expert for determination.

8.9	The Signing Fee and the Milestone Fee are non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

8.10	Licensed Products supplied for use in any clinical trial carried out by or on behalf of the Licensee or any of its sub-licensees shall not be deemed to be sales and shall not be included within any Net Sales calculation.

8.11	The Licensee or any of its sub-licensees may supply a commercially reasonable quantity of Licensed Products for promotional sampling provided that after Licensee commences commercial supply of Licensed Product, the number of Licensed Products supplied for promotional sampling shall not be greater than [***] of the total number of units of each Licensed Product sold leased or licensed by the Licensee in any Quarter following the Licensee receiving Marketing Authorization for the Licensed Product in any territory. Except as set out in this clause, the Licensee must not accept any non-monetary consideration when Marketing the Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of OUI, such consent not to be unreasonably withheld, conditioned or delayed. The Licensee may accept non-monetary consideration when Marketing the Licensed Products or when issuing sub-licences of the Licensed Technology provided either (a) [***] of such non-monetary consideration is able to be converted into cash within [***] of receipt from the Licensee to enable the Fee Income Royalty Rate to be paid to OUI in cash or (b) the Licensee covenants in writing to pay to OUI in cash, within [***] of receipt of the non-monetary consideration, the Fee Income Royalty Rate due to OUI.

8.12	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety.

8.13	For the purposes of calculating any amount payable by the Licensee to OUI in a currency other than pounds sterling (or replacement currency), the Licensee shall apply an exchange rate equivalent to:

(a)	the average of the applicable closing mid rates quoted by the Financial Times as published in London on the first Business Day of each month during the Quarter just closed; or

(b)	for payments under clause 8.6 only, the first Business Day of the month in which the payment was received by the Licensee.

8.14	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply OUI with a Certificate of Tax Deduction at the time of payment to OUI. Where such an issue arises, the Licensee will not be liable for any costs or penalties associated with late payment to OUI provided that the Licensee takes reasonable steps to ensure that any such matters are dealt with as expeditiously as reasonably possible.

8.15	In the event that full payment of any amount due from the Licensee to OUI under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of [***] per annum over the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

8.16	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy. In particular in the event the Licensed Products can be used to ease the burden of illness in the developing world, the Marketing of Licensed Products will be managed in a manner that enables availability and accessibility at reasonable cost to the people most In need in the developing world.

9.	Commercially Reasonable Endeavours

9.1	Subject to clause 9.3, the Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology to maximize the financial return for both parties.

9.2	Subject to clause 9.3, the Licensee must use Commercially Reasonable Endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan as set out separately In respect of each Indication.

9.3	The Licensee will deliver to OUI at least [***] prior to the commencement of each subsequent Licence Year a revised development plan for the intended development of a Licensed Product for each Indication together with any background supporting information necessary for OUI to evaluate the draft plan. The Licensee will consult with OUI over the draft plan and will consider in good faith any comments that OUI may put forward. Following approval of the revised development plan by OUI, the revised development plan shall become the Development Plan.

9.4	The Licensee may give written notice to OUI that it no longer intends to develop, exploit and Market a Licensed Product in an Indication and following that notice:

9.4.1	the Licensee will no longer have obligations to use Commercially Reasonable Endeavours to develop, exploit and Market a Licensed Product in that Indication; and

9.4.2	without prejudice to any and all of its existing rights under this agreement, the Licensee will no longer have any rights to use the Licensed Technology in relation to that Indication.

10.	Royalty Reports and Audit

10.1	The Licensee will provide OUI with a report at least once in every [***] detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

10.2	The Licensee will provide OUI with a royalty report within [***] after the close of each Quarter for each Licensed Product Marketed by the Licensee and its sub-licensees. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee, and any sub-licensees including the total gross selling price of each Licensed Product Marketed by the Licensee and any sub-licensees and the quantity or total number of units of each Licensed Product Marketed by the Licensee and any sub-licensees;

(b)	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensees;

(c)	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee or any sub-licensees;

(d)	provide a calculation of the royalties due;

(e)	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due from the Licensee to be paid under the Fee Income Royalty Rate;

(f)	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;

(g)	set out details of Milestones achieved by the Licensee or any sub-licensees; and

(h)	set out the steps taken during the Licence Year to promote and Market Licensed Products.

The Licensee must pay OUI the royalties due in respect of the Quarter just closed at the same time as the Licensee delivers the Royalty Report provided that, if requested, OUI will issue an invoice for the relevant payment prior to payment.

10.3	The Licensee will deliver to OUI a periodic report at the close of each Licence Year providing sufficient data (in outline form) to give a reasonable indication or estimate of the actual or expected market share of the Licensee and its sub-licensees and will notify OUI in the event that its market share does or is expected to breach the limits set out in the 2014 Commission Regulation 316/2014 Technology Transfer Block Exemption Regulation and Guidelines in Commission Communication 2014/C 89/03 and any successor regulation. This obligation is not intended to place a significant additional financial burden on the Licensee.

10.4	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed. For the avoidance of doubt, when a Licensed Product is sold to an arm’s length distributor then Net Sales is calculated on the transfer price paid by the distributor to the Licensee.

10.5	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least [***]. OUI may, through an independent certified accountant appointed by OUI (“the Auditor”), audit all such accounts on at least [***] written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

10.5.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

10.5.2	entitled to take copies of or extracts from such records and accounts as are strictly necessary for the Auditor to properly conduct the audit;

10.5.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

10.5.4	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to OUI under clause 10.2.

If on any such audit a shortfall in payments of greater than [***] is discovered by the Auditor in respect of the audit period, the Licensee shall pay OUI’s audit costs.

10.6	The Licensee will ensure that equivalent obligations and access rights, as set out in clause 10.5, allowing OUI auditing rights to the sub-licensee are included in each sub-licence agreement.

11.	Duration and Termination

11.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force:

(a)	until the expiry of the last Valid Claim anywhere in the world; and

(b)	in any event for twenty (20) years from the date of this agreement.

11.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than [***]), the other party may terminate this agreement by written notice having immediate effect.

11.3	The Licensee may terminate this agreement for any reason at any time provided it gives OUI [***] written notice to terminate expiring after the third anniversary of this agreement whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

11.4	OUI may terminate this agreement:

(a)	immediately, if the Licensee has a petition presented for its winding-up (but excluding for this purpose any winding up petition presented against the Licensee in relation to any debt disputed by the Licensee), or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver administrator or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	on [***] written notice if:

(i)	the Licensee opposes or challenges the validity of any of the Applications or raises the claim that the Licensed Know-how is not necessary to develop and Market Licensed Products, provided always that nothing in this clause 11.4(b) will prevent the Licensee from seeking to determine whether a product of the Licensee is a Licensed Product for the purposes of this agreement; or

(ii)	the Licensee is in breach of clause 9.1 and the Licensee does not take any remedial action reasonably requested by OUI and notified to the Licensee by written notice pursuant to clause 11.2.

11.5	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end on the same date;

(b)	shall pay to OUI all outstanding royalties and other sums due under this agreement;

(c)	shall provide OUI with details of the stocks of Licensed Products held at the point of termination;

(d)	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How or Confidential Information which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next [***];

(e)	must, at the option of OUI and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by OUI to the Licensee in writing;

(f)	grants OUI an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. OUI shall pay a reasonable royalty for use of this licence unless the termination arises under clause 11.4, or is terminated by OUI under clause 11.2, in which case it shall be royalty-free.

11.6	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 11.5.

11.7	Clauses 1, 4.2, 6.3, 11.5, 11.7, 11.8, 12, 13.4 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, [***].

11.8	Clauses 7 and 10.5 will survive the termination or expiration of this agreement, for whatever reason, [***].

12.	Liability

12.1	Subject to Clause 12.2 and to the fullest extent permissible by law, OUI does not make any warranties of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Applications will be granted or the validity of any patent that issues in response to the Applications.

12.2	OUI warrants to the Licensee that so far as OUI is aware (not having made any specific enquiries) as at the date of this agreement:

12.2.1	OUI has the necessary corporate power and authority to enter into this agreement and to grant the licences set out in this agreement to the Licensee;

12.2.2	with the exception of the licence back to the University for Non-Commercial Use, the University has assigned all of its right, title and interest in the Licensed Technology to OUI;

12.2.3	it has not created any charge or mortgage over the Licensed Technology;

12.2.4	it has not created any licence over Application 1 or Application 2; and

12.2.5	there is no actual or threatened infringement of the Licensed Technology by any third party.

12.3	Except in relation to any claims, damages and liabilities arising directly from (i) a breach of this agreement by OUI, and/or (ii) the fraud, negligence or wilful misconduct of OUI or the University, the Licensee agrees to indemnify OUI and the University and hold OUI and the University harmless from and against any and all claims, damages and liabilities:

(a)	asserted by third parties (including claims for negligence) which arise from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly from any breach by the Licensee of this agreement provided however that this indemnity for breach by the Licensee is subject to clause 12.6.

12.4	OUI will use reasonable endeavours to defend any Indemnified Claim and to mitigate its losses, claims, liabilities, costs, charges and expenses or (at OUI’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct). OUI will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.5	The Licensee undertakes to make no claim against any employee, student, agent or appointee of OUI or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.6	Subject to clause 12.8 and except in relation to the indemnities in clause 6.3 and 12.3(a), the liability of either party for any breach of this agreement, in negligence or arising in any other way out of the subject-matter of this agreement, will not extend to incidental, indirect or consequential damages or loss of profits.

12.7	Subject to clause 12.8 the liability of OUI to the Licensee accruing in any Licence Year under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

(a)	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to OUI; and

(b)	in respect of liability accruing in any subsequent Licence Year, the total royalties paid in the previous Licence Year to OUI under clause 8.2.

12.8	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

12.9	Notwithstanding any other clause in this agreement, OUI shall not be entitled to profit from any grant of a licence to any third party in respect of the Licensed Technology that breaches the exclusive rights granted to the Licensee under clause 2.1.1(a) of this agreement (“a Licence to the Exclusive Rights”). In the event that the Licensee (acting in good faith) believes that OUI has granted a Licence to the Exclusive Rights, then the Licensee shall provide written notice to OUI with full particulars and all evidence supporting the Licensee’s basis for such belief. Within [***] of receipt of written notice from the Licensee, OUI will notify the Licensee in writing whether it admits or disputes that It has granted a Licence to the Exclusive Rights. If OUI serves notice that it disputes that it has granted a Licence to the Exclusive Rights OUI and the Licensee shall enter into good faith negotiations in order to reach mutual agreement to resolve the dispute and if such mutual agreement is not reached within [***] after OUI’s receipt of the Licensee’s written notice, then the parties will refer the dispute to an independent expert (“Independent Expert”) for determination on the following basis:

12.9.1	the Independent Expert shall be agreed on by the parties, or, if agreement is not reached within [***] of either party giving notice to the other that it wishes to refer a matter to an Independent Expert, the Independent Expert may be nominated by the President of the Law Society of England and Wales on the request of either party;

12.9.2	the Independent Expert shall be asked to determine:

12.9.2.1	whether OUI has granted a Licence to the Exclusive Rights; and

12.9.2.2	any dispute between the parties over the amount of consideration paid to OUI under any Licence to the Exclusive Rights;

12.9.3	the Independent Expert shall act as an expert and not as an arbitrator;

12.9.4	the Independent Expert’s decision shall be final and binding on the parties in the absence of fraud or manifest error; and

12.9.5	each party shall bear its own costs in relation to the reference to the Independent Expert. The Independent Expert’s fees and any costs it properly incurs in arriving at its determination (including any fees and costs of any advisers appointed by the Independent Expert) shall be borne by the parties in equal shares or in such proportions as the Independent Expert may direct.

12.10	In the event that OUI has admitted or the Independent Expert has determined that OUI has granted a Licence to the Exclusive Rights then OUI will pay to the Licensee a sum equal to all consideration paid to OUI under the Licence to the Exclusive Rights (including consideration that is not in the form of cash payments where it is possible to put a cash value on such a payment). OUI will pay that sum to the Licensee as soon as possible and in any event no later than [***] following the date of admission by OUI or the Independent Expert’s determination and will continue to pay a sum equal to all further consideration received by OUI under any such Licence to the Exclusive Rights no later than [***] after receipt. The parties agree that the payment of such sums to the Licensee represent the full amount of compensation to which the Licensee is entitled and the extent of OUI’s liability to the Licensee for any grant by OUI of a Licence to the Exclusive Rights.

13.	General

13.1	Registration - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of OUI (such consent not to be unreasonably withheld or delayed).

13.2	Advertising - The Licensee must not use the name of OUI, the University or the Inventors (except those Inventors who are, or have at any time been, shareholders of the Licensee) in any advertising, promotional or sales literature, without OUI’s prior written approval (such consent not to be unreasonably withheld or delayed).

13.3	Packaging - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent application, to the intent that OUI shall not suffer any loss or any loss of damages in an infringement action.

13.4	Thesis - This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status.

13.5	Taxes - Where the Licensee has to make a payment to OUI under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

13.6	Notices - All notices to be sent to OUI under this agreement must indicate the OUI Project N° and should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Chief Operating Officer, OUI Innovation Ltd, Buxton Court, 3 West Way, Oxford OX2 OSZ, Fax: +44 (0)1865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee’s Contact and Address indicating the OUI Project No.

13.7	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8	Assignment - The Licensee may assign any of its rights or obligations under this agreement in whole or in part to an Affiliate but only for so long as it remains an Affiliate and OUI shall at the request of the Licensee execute a deed of novation to bring about that assignment. Except as provided in this clause, the Licensee may not assign any of its rights or obligations under this agreement without the prior written consent of OUI (such consent not to be unreasonably withheld, delayed or conditioned except solely on the grounds that primarily relate to avoiding any detrimental reputational impact on the University or the assignee having insufficient funds to fulfil the obligations of this agreement, it being acknowledged and agreed that if the assignee is a publicly-listed company with a market capitalisation equal to or in excess of [***] it will be considered to have sufficient financial resources to develop and Market the Licensed Product). If OUI assigns Its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this agreement.

13.9	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between OUI and the Licensee or the relationship between them of principal and agent.

13.11	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation (negligent or of any other kind, unless made by OUI fraudulently) in relation to any representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on OUI or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

13.12	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.14.

13.13	Waiver - No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

13.14	Rights of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.5 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.5 were party to this agreement.

13.15	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be brought in any court of competent jurisdiction.

Schedule 1

DEFINITIONS
(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee (or any legal entity in a country Controlling or Controlled by the sub-licensee).

AIN means anal intraepithelial neoplasia.

Applications means:

(a)	the patent applications set out as Applications 1, 2, 3,4 and 5 in Schedule 2;

(b)	any patents granted in response to those applications;

(c)	any corresponding foreign patents and applications which may be granted to OUI in the Territory based on and deriving priority from those applications; and

(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the applications.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

CIN means cervical intraepithelial neoplasia.

Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology for Academic and Research Purposes in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Commercially Reasonable Endeavours means, in respect of each Indication to be developed separately, the effort a prudent and determined company of comparable size and sector to the Licensee would take to pursue the goal of developing and Marketing Licensed Products to maximize the financial return and in any event do no less than is required to fulfil the steps laid out in the Development Plan.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it Is not disclosed by the Application when published; and

(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3 as revised in accordance with clause 9.3.

Documents means the documents and materials set out in Schedule 4.

Fee Income Royalty Rate means the fee income royalty rate set out in Schedule 2.

HBV means hepatitis B virus.

HPV means human papilloma virus.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in an Application.

Indication means Hepatitis B Virus therapy and Human Papilloma Virus associated diseases.

Indemnified Claim means any claim under which OUI and the University are entitled to be indemnified under clause 12.3.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Applications and identified in Schedule 2.

Inventor Improvements means any Improvements to Application 1 or Application 2 made prior to [***] solely by the Inventor, and the Intellectual Property Rights pertaining to them, of which OUI has been made aware and is legally able to license but shall not include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed pursuant to any employment or consultancy arrangements with Licensee or its Affiliates.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any rights included in the Licensed Technology including all claims and counterclaims for infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by OUI to the Licensee under clause 2.1.

Licensed Intellectual Property Rights means the Applications and (to the extent they constitute Intellectual Property Rights) the Inventor’s Improvements.

Licensed Know-how means all confidential information relating to an Application that has been communicated to the Licensee by OUI in writing before the date of this agreement or is communicated in writing to the Licensee by OUI under this agreement and within [***] after the date of this agreement and (to the extent they constitute confidential information) OUI’s Improvements.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Licensed Intellectual Property Rights and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to OUI as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that OUI is legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensee Improvements means any Improvements made prior to the second anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them, which shall include, for the avoidance of doubt, any Improvements and Intellectual Property Rights developed by an Inventor pursuant to research collaboration arrangement with the Licensee.

Licence Year means each [***] period beginning on the date of this agreement and each anniversary of the date of this agreement.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Milestone and Milestone Fee means the milestones, and the amounts payable on achievement of each of the milestones, set out in Schedule 2.

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:

(a)	trade, and/or quantity discounts, returns, allowances, in amounts customary in the trade and actually given; and

(b)	import, export, excise, sales or use taxes, value added taxes and other taxes, tariffs or duties to the extent such items are included in the gross invoice price and actually paid; and

(c)	freight, handling, transportation and insurance prepaid or allowed if separately identified in such invoice and actually paid; and

(d)	amounts allowed or credited or retroactive price reductions or rebates and actually given/paid.

Any refund of any of the foregoing amounts previously deducted from Net Sales shall be appropriately credited upon receipt.

The Licensee may, at its option, allocate the above deductions from sales of Licensed Products based upon accruals estimated reasonably and consistently with the Licensee’s standard business practices. If the Licensee elects to utilise such accruals, actual deductions will be calculated and, if applicable, a “true-up” made, on an annual basis.

A transfer of a Licensed Product from Licensee to an Affiliate or from a sub-licensee to an Affiliate of a sub-licensee shall not be deemed to be a sale hereunder, provided that If a sale of a Licensed Product is to an Affiliate of the Licensee or of the sub-licensee and such Affiliate is the end user of the Licensed Product, then the “gross selling price” with respect to such sale shall, for the purposes of calculating “Net Sales” be the greater of (a) the actual amount invoiced and (b) the amount which the invoiced amount would have been had such sale of the Licensed Product been to a person at arm’s length of the Licensee or sub-licensee.

Non-Commercial Use means Academic and Research Purposes and the purposes of Clinical Patient Care. This includes the right for the University to license the Licensed Technology to any of its collaborators in connection with and solely for the University’s Academic and Research Purposes; but it does not include the right to commercially exploit the Licensed Technology or grant any license to commercially exploit the Licensed Technology.

Marketing Authorisation means a marketing authorization granted by a regulatory authority such as the Food and Drug Administration or European Medicines Agency necessary to Market a Licensed Product in a given country.

Past Patent Costs means the past patent costs set out in Schedule 2.

Project means the projects referred to in BACKGROUND.

Quarter means each period of three calendar months during a Licence Year with the first Quarter commencing on the first day of each Licence Year.

Royalty Rate means the royalty rate or rates set out in Schedule 2 on Net Sales of Licensed Products for, as applicable, Hepatitis B therapy and/or Human Papilloma Virus associated diseases.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Signing Fee means the signing fee set out in Schedule 2.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause 5.5.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

Valid Claim means a granted or currently pending patent claim included in the Licensed Intellectual Property Rights that has not expired nor been held permanently revoked, unpatentable, invalid or unenforceable by a court or tribunal of competent jurisdiction in a final and non-appealable judgment; nor been rendered unenforceable through disclaimer or otherwise abandoned.

Schedule 2

Application 1:	UK Patent Application number [***];

Application 2:	UK Patent Application number [***];

Application 3:	European patent application number [***]; and

Application 4:	International patent application number [***].

Application 5:	International patent application number [***]

Inventor:	Application 1: [***]
Application 2: [***]
Application 3: [***]
Application 4: [***]
Application 5: [***]

Territory (clause 2.1):	Worldwide

Past Patent Costs (clause 5.1):	[***]

Signing Fee (clause 8.1):	[***]

Royalty Rate (clause 8.2):

[***] Net Sales on Licensed Products for Hepatitis B therapy

[***] Net Sales on any Licensed Products for CIN1/2+ (CIN1, CIN2 & CIN3), AIN & HPV pre-cancerous neoplasias

[***] Net Sales on any Licensed Products for HPV-related cancers

Minimum Sum (clause 8.4):

Licence Year	Minimum Sum
4	[***]
5	[***]
6 and each year thereafter	[***]

Fee Income Royalty Rate (clause 8.6):

[***] where the sublicensing or partnering arrangement takes place during the first three Licence Years

[***] where the sublicensing or partnering arrangement takes place after the third Licence Year

Milestone and Milestone Fee (clause):

Licensed Product for Hepatitis B therapy:

Milestone	Milestone Fee
Successful completion of phase II trial	[***]
Initiation of phase III trial	[***]
Marketing authorisation & pricing & reimbursement approval in first major territory	[***]
Marketing authorisation & pricing & reimbursement approval in second major territory	[***]
First calendar year in which annual Net Sales of Licensed Product exceed [***]	[***]

Licensed Product for Human Papilloma Virus associated diseases:

Milestone	Milestone Fee
Successful completion of first phase II trial for CIN	[***]
Initiation of first phase III trial for CIN	[***]
Initiation of first phase III trial for cancer	[***]
First marketing authorisation & pricing & reimbursement approval for CIN	[***]
First marketing authorisation & pricing & reimbursement approval for cancer	[***]
First calendar year in which annual Net Sales of Licensed Product for any HPV associated diseases exceed [***]	[***]

For the purposes of these Milestones:

“Successful completion” of trials means the trial meets its primary endpoints and that the results justify commercial and scientific progression to the next stage of trial.

“Initiation” of new trials means the first administration of the trial drug in the first study subject recruited in accordance with the approved study protocol.

Licensee’s Contact and Address (clause 13.6):

Contact	Dr Tom Evans
Address	Oxford Sciences Innovation King Charles House, Park End Street, Oxford, 0X11JD
Email	[***]

Schedule 3

DEVELOPMENT PLAN

[***]

[***]

Schedule 4

DOCUMENTS

[***]

[***]

Schedule 5

DEED OF COVENANT

Oxford University Innovation Limited
University Offices,
Wellington Square,
Oxford 0X1 2JD,
England

Date: [insert date]

Dear Sirs,

Sub-Licence between Vaccitech Limited (“Vaccitech”) and [insert details of Sub-Licensee] dated [insert date] (the “Sub-Licence”)

As part consideration for the grant of a sub-licence from Vaccitech to use [insert details of licensed technology] (the “Licensed Technology”), the Sub-Licensee hereby covenant to Oxford University Innovation Limited (OUI) and OUI covenant with the Sub-Licensee that:

1.	should the head licence between Vaccitech and OUI be terminated for whatever reason, OUI and the Sub-Licensee shall enter into a direct licence containing the same obligations and liabilities as set forth in the Sub-Licence and the Sub-Licensee will pay all due and payable under the Sub-Licence to OUI;

2.	should the Sub-Licensee wish to further sub-licence the Licensed Technology where OUI has consented to the Sub-Licence including the right to do so, it shall procure that any sub-sub-licensee enters into a Deed of Covenant with OUI in a form substantially similar to this Deed of Covenant;

3.	OUI shall have the right, during the term of the Sub-Licence, through an independent certified accountant appointed by OUI (the “Auditor”), to audit all accounts on at least [***] written notice no more than once each calendar year for the purpose of determining the accuracy of the royalty reports and payments. The Auditor shall be:

a.	permitted to enter the principal place of business of the Sub-Licensee upon reasonable notice to inspect such records and accounts;

b.	entitled to take copies of or extracts from such records and accounts;

c.	given all other information by the Sub-Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

d.	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Sub-Licensee in order to verify the accuracy of the records and accounts and the accuracy of any royalty statements provided to Vaccitech.

If on any such audit a shortfall in payments of greater than [***] is discovered by the Auditor in respect of the audit period, the Sub-Licensee shall pay the audit costs of OUI.

SIGNED AS A DEED by
[Insert details of Sub-Licensee] in the presence of:-

Signature of Witness:

Name of Witness:
Address:

SIGNED AS A DEED by
OXFORD UNIVERSITY INNOVATION LIMITED in the presence of:-

Signature of Witness:

Name of Witness:
Address:

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of OXFORD UNIVERSITY INNOVATION LIMITED:		SIGNED for and on behalf of VACCITECH LIMITED

Name:	DR. PAUL ASHLEY HEAD OF TECHNOLOGY TRANSFER LIFE SCIENCES	Name: Tom Evans, MD
Position:	oxford university innovation LTD	Position: CEO

Signature:	/s/ Paul Ashley	Signature:	/s/ Tom Evans

Date: 9 August 2017		Date: 7 September 2017